 Exhibit 21

SPIRE INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Spire Inc. (Parent)	Percent of Voting Stock Owned

Laclede Gas Company	100%
Alabama Gas Corporation	100%
EnergySouth, Inc.(1)	100%
Laclede Pipeline Company	100%
Laclede Investment LLC(2)	100%
Laclede Development Company(3)	100%
Laclede Insurance Risk Services, Inc.	100%
Shared Services Corporation	100%
Spire Resources LLC(4)	100%

(1) Subsidiary Companies of EnergySouth, Inc.
Mobile Gas Service Corporation	100%
Willmut Gas and Oil Company	100%
(2) Subsidiary Company of Laclede Investment LLC
Laclede Energy Resources, Inc.*	100%
*Subsidiary Company of Laclede Energy Resources, Inc.
LER Storage Services, Inc.	100%
(3) Subsidiary Companies of Laclede Development Company
Laclede Venture Corp.	100%
Laclede Oil Services, LLC	100%
(4)Subsidiary Company of Spire Resources LLC
Spire Pipelines LLC**	100%
**Subsidiary Company of Spire Pipelines LLC
Spire STL Pipeline LLC	100%

All of the above corporations have been organized under the laws of the State of Missouri except Alabama Gas Corporation and Mobile Gas Company, which are organized under the laws of the State of Alabama, Willmut Gas and Oil Company, which is organized under the laws of the State of Mississippi, EnergySouth, Inc., which is organized under the laws of the State of Delaware, and Laclede Insurance Risk Services, Inc., which is organized under the laws of the State of South Carolina.